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                               SECURITIES AND EXCHANGE
                                      COMMISSION

                                Washington, D.C. 20549

                                      FORM 8-KSB

                                    CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



Date of Report:  February 27, 1996


                            DYNATEC   INTERNATIONAL,  INC.
                (Exact name of registrant as specified in its charter)


    Utah                               87-0367267
    ----------------------------       --------------------
    (State or other jurisdiction       (I.R.S. Employer
    or incorporation or                Identification No.)
    organization)


    0-12806
    ------------------------
    (Commission File Number)


    3594 West 1820 South
    Salt Lake City, UT                 84104
    ---------------------              ----------
    (Address of principal              (Zip Code)
    executive offices)


Registrant's telephone number, including area code: (801) 973-9500
                                                   --------------

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ITEM 5.  OTHER EVENTS.

    On January 12, 1996, the registrant formed a Utah limited liability Company by the name of WiTec Industries, L.L.C. ("WiTec"). Pursuant to the Operating Agreement of WiTec, the registrant will engage in a joint venture enterprise to market and sell electronic components consisting principally of telephone headsets and telephone amplifier products. WiTec will also be involved in the research and development of a new generation of products. The existing products of WiTec are listed on Exhibit 99 attached hereto.

    WiTec will draw on the experience of the principals of Weiser Telecommunications, Inc., a California corporation, which owns a minority position in WiTec. WiTec anticipates initiating the manufacture of a new generation of headsets and telephone amplifier products which will be used for similar purposes and markets as the earlier generation products of Weiser Telecommunications. In its marketing efforts, WiTec will be able to utilize the established telephone accessory sales distribution system of the registrant. Based upon this distribution system, management of WiTec anticipates selling a larger volume of products in the remaining ten months of calendar year 1996, than Weiser Telecommunications sold in calendar year 1995.

    The registrant announced the formation of WiTec and the joint venture relationship in a press release dated January 18, 1996. A copy of the press release is attached hereto as Exhibit 19 and is incorporated herein by this reference.

    A copy of the Articles of Organization and of the Operating Agreement of WiTec are attached hereto as Exhibit 10. The Operating Agreement sets forth the general terms of the joint venture relationship between the members of WiTec. The attached Operating Agreement includes the first two schedules of the document which describe the capital contribution of the members and the percentage ownership of the members of WiTec. The names of the other schedules to the Operating Agreement are included with this filing. However, the schedules are voluminous and have not been included as attachments to this filing. Those schedules which are not of a proprietary nature are available to the Securities and Exchange Commission upon request of the Commission.

    Pursuant to the Operating Agreement, management of WiTec shall be by a vote of the majority of the members (see paragraph 3.5 of the Operating Agreement). Management of day to day operations of WiTec shall be by an advisory committee of six individuals, three of which are officers and directors of Dynatec and three of which are officers and directors of Weiser Telecommunications (see paragraph 3.1 of the Operating Agreement).

                                         2-40

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    The registrant's interest in WiTec is 48%, subject to adjustment as provided below. The other members of the limited liability company are Weiser Telecommunications (owning a 2% interest); Margaret Weiser, the President of Weiser Telecommunications, (owning a 2% interest); and Muito Bem Ltd., an Arizona limited partnership (owning a 48% interest, subject to adjustment as provided below). Muito Bem is an affiliate of the CEO and Chairman of the Board of Directors of the registrant. The registrant and Muito Bem have reserved the right to adjust their ownership interest in WiTec based upon the evaluation of the capital contributions of the registrant and Muito Bem, as determined by the independent non-employee members of the Board of Directors of the registrant.

    Pursuant to Article 12 of the Operating Agreement, provision is made for the merger of WiTec into Dynatec after the conclusion of calendar year of 1997. Under certain circumstances, the merger may take place at an earlier date. There are material conditions to the merger based upon the performance of WiTec and other factors. These conditions may not be satisfied and the merger may not, in fact, be consummated.

    Pursuant to the merger and the employment agreements of Isaac Weiser and Margrette Weiser, sufficient shares of stock of Dynatec may be issued which would technically trigger a change in the control of the registrant. Because of the substantial contingencies, no assurance can be given that a change in control will in fact occur. The occurrence of such event would be after the date of the merger, if consummated.

    Weiser Telecommunications has been engaged in the assembly, manufacture and distribution of the products listed in Exhibit 99 attached hereto. The patents, technology and trademarks of Weiser Telecommunications have been exclusively licensed to WiTec. At the time of the merger transaction described herein, such patents, technology and trademarks will be contributed to WiTec and then become assets of the registrant.

    In addition to securing the license to the patents, technology and trademarks of Weiser Telecommunications, WiTec has secured employment agreements with Margaret Weiser and Isaac Weiser. Management of the registrant believes that such employment agreements will enable WiTec to develop the necessary technology for a new generation of electronic components.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    a.  Financial Statement:  None

    b.  Pro Forma Financial Information:  None

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                                            WORKING DRAFT

                                        DISCUSSION PURPOSES ONLY
    The most current 10-QSB report was filed on November 10, 1995, for the quarter ending September 30, 1995.

    The registrant proposes to file a transitional report for the calendar year ending December 31, 1995 on Form 10-KSB. Thereafter, the next regular 10-QSB quarterly report will be based upon the new annual calendar fiscal year and will be reported for the months of January, February and March 1996. The 10-QSB will be filed no later than May 15, 1996 with continuing quarterly reports due each quarter thereafter. The next regular annual report on Form 10-KSB will be filed for the calendar year ending 1996.

    Attachments:


         DATED this 27 day of February, 1996.


                                       DYNATEC INTERNATIONAL INC.




                                       By /s/ Illegible
                                         --------------------------
                                       Chairman and CEO





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                                    EXHIBIT INDEX

                                                           Page
                                                           ----

Exhibit 10

Articles of Organization of WiTec Industries, L.L.C.        8
Operating Agreement of WiTec Industries, L.L.C.            11

Exhibit 19

January 18, 1996 Press Release                              6

Exhibit 99

List of Products of WiTec Industries, L.L.C.                7

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